Exhibit 10.3

HIGHBRIDGE TACTICAL CREDIT MASTER FUND, L.P. C/O HIGHBRIDGE CAPITAL MANAGEMENT, LLC	HIGHBRIDGE TACTICAL CREDIT INSTITUTIONAL FUND, L.P. C/O HIGHBRIDGE CAPITAL MANAGEMENT, LLC	CONTEXT PARTNERS MASTER FUND, L.P.
RIVERVIEW GROUP LLC	TENOR OPPORTUNITY MASTER FUND LTD.	Whitebox Advisors LLC, on behalf of certain managed funds
SILVERBACK ASSET MANAGEMENT, LLC, on behalf of certain managed funds

PRIVATE AND CONFIDENTIAL

November 7, 2023

Veritone, Inc.
2420 17th Street, Office 3002

Denver, Colorado

Commitment Letter

Ladies and Gentlemen:

You have informed Highbridge Tactical Credit Master Fund, L.P. (“Highbridge TCF”), Highbridge Tactical Credit Institutional Fund, Ltd (“Highbridge ERSA” and together with Highbridge TCF, “Highbridge”), Context Partners Master Fund, L.P. (“Context”), Whitebox Relative Value Partners, LP (“Whitebox RVP”), Whitebox GT Fund, LP (“Whitebox GT”), Whitebox Multi-Strategy Partners, LP (“Whitebox Multi”), Pandora Select Partners, LP (“Pandora”), Riverview Group LLC (“Riverview”), Tenor Opportunity Master Fund Ltd. (“Tenor”), Silverback Convertible Master Fund Limited (“Silverback Convertible”), Blackwell Partners LLC_Series B (“Blackwell”), KASAD 2, L.P. (“KASAD”) and Silverback Opportunistic Credit Master Fund Limited (collectively with Highbridge TCF, Highbridge ERSA, Context,Riverview, Whitebox RVP, Whitebox GT, Whitebox Multi, Pandora, Riverview, Tenor, Silverback Convertible, Blackwell and KASAD, the “Commitment Parties”, “we” or “us”) that Veritone, Inc. (“you” or the “Company”) intends to establish a credit facility having the terms set forth in Annex B and consisting of a $77.5 million senior secured term loan facility (the “Credit Facility”). The proceeds of the Credit Facility shall be used (i) to repurchase an aggregate $50.0 million principal amount of existing convertible senior notes of the Company pursuant to that certain Indenture, dated as of November 19, 2021, by and among the Company and U.S Bank National Association, as Trustee (the “2026 Convertible Senior Notes”) as more fully described on Annex C hereto, (ii) for general corporate purposes, and (iii) to pay fees and out-of-pocket expenses in connection with the Credit Facility.

Each of the Commitment Parties is pleased to advise you of its commitment to severally, and not jointly, provide the portion of the principal amount of the Credit Facility set forth opposite such Commitment Party’s name on Annex C hereto, subject to the terms and conditions set forth in this letter and in the term sheet set forth on Annex B hereto (the “Term Sheet”) (this letter collectively with Annexes A, B, and C, the “Commitment Letter”); capitalized terms used but not defined herein shall have the meanings given to them in the attached Annex B. Our commitments are subject solely to the conditions set forth in the Term Sheet.

It is agreed that a third party selected by the Commitment Parties will act as sole administrative agent, collateral agent and documentation agent in connection with the Credit Facility (in such capacities, the “Administrative Agent”), with all fees and expenses of the Administrative Agent (including, without limitation, any fees and expenses of counsel to the Administrative Agent) paid by Company. It is understood and agreed that no other agents or co-agents and no arrangers, co-arrangers, bookrunners, managers, or co-managers will be appointed, no other titles will be awarded, and no compensation (other than compensation expressly contemplated by this Commitment Letter) will be paid to any Lender or any other person by you or any of your affiliates in order to obtain any commitment to participate in the Credit Facility, unless you and we shall so agree.

Notwithstanding anything in this Commitment Letter (including each of the annexes attached hereto), the Credit Documents or any other letter agreement or other undertaking concerning the financing of the Credit Facility to the contrary, the terms of the Loan Documents shall be in a form such that they do not impair the availability or funding of the Credit Facility on the Initial Funding Date if the conditions set forth in the Term Sheet are satisfied (it being understood that to the extent any security interest in any collateral is not or cannot be provided and/or perfected on the Initial Funding Date (other than the pledge and perfection of the security interest in the equity interests of each of the Company’s direct wholly-owned U.S. subsidiaries and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code or any filings with the U.S. Patent and Trademark Office) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facility on the Initial Funding Date, but instead shall be required to be delivered within 60 days after the Initial Funding Date (or such later date after the Initial Funding Date as we shall agree) pursuant to arrangements to be mutually agreed by the us and the Company acting reasonably) (the foregoing provision, the “Certain Funds Provision”).

By executing this Commitment Letter, Company agrees on its behalf and on behalf of its affiliates that from the date hereof until the date which is 30 days after the date hereof, Company and its affiliates (i) will cease any discussion with other potential financing providers (other than financing sources for the Credit Facility) and will not directly or indirectly engage in discussion with, provide any information to, or transmit any letter of intent, indicative terms or other document or response to any person or entity other than the Commitment Parties in connection with soliciting or receiving from such financing provider, person or entity a proposal, commitment, exclusivity arrangement or definitive agreement to provide debt or equity financing (including any modification, extension, or continuation of existing credit facilities), and (ii) will not enter into any definitive agreement for a debt or equity financing (including any modification, extension, or continuation of existing credit facilities, but not including definitive agreements for the Credit Facility), in either the case of clause (i) or clause (ii) above, that is in lieu of, inconsistent with, or

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reasonably expected to interfere with the Credit Facility if the Commitment Parties are ready, willing and able to provide the proceeds of the Credit Facility on the terms and conditions substantially as set forth in this Commitment Letter.

The terms of this Commitment Letter are intended as an outline of certain of the material terms of the Credit Facility, but do not include all of the terms, conditions, covenants, representations, warranties, default clauses and other provisions that will be contained in the Loan Documents. The Loan Documents shall include, in addition, provisions that are customary or typical for financings of this type.

By executing this Commitment Letter, you agree to (i) within 45 days of the execution of this Commitment Letter, (x) issue to the Commitment Parties (and, as applicable, one or more of the funds managed, advised or sub-advised by the Commitment Parties and/or for which they act as trading manager) warrants having the terms of the Warrants set forth in the Term Sheet with respect to twenty percent (20%) of the aggregate number of shares of Common Stock to be represented by Warrants as set forth in the Term Sheet and (y) execute a registration rights agreement as contemplated by the Term Sheet with the Commitment Parties (and, as applicable, one or more of the funds managed, advised or sub-advised by the Commitment Parties and/or for which they act as trading manager), and (ii) reimburse the Commitment Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of legal counsel to the Commitment Parties (limited to a single special counsel and UK local counsel to the Commitment Parties) and search fees, due diligence expenses, appraisal, environmental and audit costs and expenses, and advisor and consultant fees and expenses) incurred in connection with the Credit Facility, the preparation of the definitive documentation therefor and the other transactions contemplated hereby, and in the case of clause (ii), in an amount not to exceed $550,000 for any such fees and expenses accrued through (and inclusive of) the Initial Funding Date. To avoid doubt, the warrants issued pursuant to clause (i) shall form a part of the Warrants to be issued as set forth in the Term Sheet and shall not be in addition to such Warrants. You agree that your obligations to make the payments and execute the agreements in this paragraph shall survive the termination of this Commitment Letter or any commitment or undertaking hereunder and shall be effective regardless of whether any of the other transactions contemplated hereby are consummated.

In addition, in connection with arrangements such as this, it is our policy to receive indemnification. You agree to the provisions with respect to indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each Lender is required to obtain, verify and record information that identifies each borrower and guarantor under the Credit Facility, which information includes the name and address and other information of each such person or entity that will allow each Lender to identify each such person or entity in accordance with the Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Act and is effective for each Lender.

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Please note that this Commitment Letter may not be disclosed to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided, however, that we hereby consent to disclosure of this Commitment Letter (x) to the officers, directors, agents and advisors of the Company who are directly involved in the consideration of the Credit Facility to the extent such persons agree to hold the same in confidence, (y) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof to the extent permitted by law), and (z) pursuant to a filing on Form 8-K or Form 10-Q with the U.S. Securities and Exchange Commission; provided that the Company may elect to file the Commitment Letter as an exhibit to its Form 10-K for the year ended December 31, 2023. You agree (i) to publicly file a Current Report on Form 8-K no later than 9:30 a.m., New York City time, on November 8, 2023 (the “Announcement 8-K”) that will disclose all material information regarding the terms of this Commitment Letter and the Credit Facility and all other confidential information communicated to us or any of our affiliates to the extent that you believe such confidential information constitutes material non-public information, and (ii) that, upon the public filing of the Announcement 8-K, we and our affiliates will not be under any contractual obligation to refrain from trading in any securities issued by you or any of your affiliates.

We will use all confidential information provided to us by or on behalf of you hereunder for the purpose of providing the services which are the subject of this Commitment Letter and in connection with the evaluation, closing, administration and enforcement of the Credit Facility, and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent us and any of our affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the advice of counsel (in which case we agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over us or any of our affiliates (in which case we agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by us or any of our affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Company or any of your or its respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by us or any of our affiliates from a third party that is not, to our knowledge, subject to any contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or its respective affiliates or related parties, (e) to the extent that such information is independently developed by us or any of our affiliates without the use of any confidential information and without violating the terms of this Commitment Letter, (f) to our affiliates and to our and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Credit Facility and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type

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confidential,(g) to potential or prospective lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to you or any of your subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the disclosure of any such information to us or any lenders or prospective lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such lender or prospective lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information, or (h) for purposes of enforcing our rights hereunder in any legal proceedings and for purposes of establishing a defense in any legal proceedings. The provisions of this paragraph shall survive the termination of this Commitment Letter; provided that our and our affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Loan Documents upon the execution thereof. Notwithstanding the foregoing, no notice, consultation or other compliance with this paragraph shall be required if we are requested or required to disclose confidential information pursuant to a broad or routine audit, examination or request for information by any legal, judicial, governmental, administrative, or regulatory authority that is not specific to the confidential information provided hereunder.

In the ordinary course of its activities, the Commitment Parties and or our affiliates may actively trade the debt and equity securities (or related derivative securities) of the Company and other companies which may be the subject of the arrangements contemplated by this letter, including any of their respective affiliates, and may at any time hold long and short positions in such securities. The Commitment Parties or our affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Company or other companies which may be the subject of the arrangements contemplated by this letter and any of their respective affiliates.

The Commitment Parties may have economic interests that conflict with those of the Company. You agree that the Commitment Parties will each act under this letter as an independent contractor and that nothing in this Commitment Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party, on the one hand, and the Company and its shareholders or its affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Commitment Parties, on the one hand, and the Company, on the other hand, (ii) in connection therewith and with the process leading to such transaction the Commitment Parties are each acting solely as a principal and not the agent or fiduciary of the Company, its management, shareholders, creditors or any other person, (iii) the Commitment Parties have not assumed an advisory or fiduciary responsibility in favor of the Company with respect to the transactions contemplated hereby or the process leading thereto or any other obligation to the Company except the obligations expressly set forth in this Commitment Letter and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and

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the process leading thereto. The Company agrees that it will not claim that the Commitment Parties have rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

The provisions of the immediately preceding four paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Credit Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking hereunder.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein (it being understood and agreed that the availability and funding of the Credit Facility is subject to conditions precedent), including the good faith negotiation of the Credit Documents by the parties hereto in a manner consistent with this Commitment Letter. Promptly following the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation in good faith of the Credit Documents.

This Commitment Letter may not be assigned by the Company without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. The Commitment Parties may assign their respective commitments hereunder, in whole or in part (including, for example, the commitment to provide the Credit Facility), to (i) any of their respective affiliates, (ii) any fund, investor, entity or account that is managed, sponsored or advised by any person managing, sponsoring or advising any of the Commitment Parties or (iii) any Commitment Party (any such person, an “Eligible Assignee”). This Commitment Letter may not be amended or any term or provision hereof or thereof waived or modified except by a written agreement signed and delivered by each of the parties hereto. Notwithstanding anything set forth herein to the contrary, (a) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund any portion of the Commitment on the Initial Funding Date) in connection with any assignment or other transfer until after the initial funding of the Credit Facility on the Initial Funding Date, (b) no such assignment or other transfer shall become effective with respect to any portion of the Commitment until the initial funding of the Credit Facility on the Initial Funding Date, and (c) unless the Company agrees in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its portion of the Commitment, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Initial Funding Date has occurred.

Our commitment hereunder shall terminate upon the first to occur of (i) at our election, a material breach by the Company under this Commitment Letter, and (ii) December 15, 2023 unless the closing of the Credit Facility, on the terms and subject to the conditions contained herein, shall have been consummated on or before such date.

In addition, please note that the Commitment Parties do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this potential transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Company

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relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

This Commitment Letter may be executed in any number of counterparts, each of which when executed shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Any party delivering an executed counterpart of this Commitment Letter via facsimile or other electronic transmission shall, at our request, also deliver to us or our counsel a manually executed original, but the failure to do so does not affect the validity, enforceability or binding effect of this Commitment Letter.

THIS COMMITMENT LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. Each of the parties hereto agrees that any suit or proceeding arising in respect to this arrangement or any matter referred to in this Commitment Letter will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City of New York and each of the parties hereto agrees to submit to the jurisdiction of, and to venue in, such courts. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING IN CONNECTION WITH OR AS A RESULT OF EITHER OUR COMMITMENT OR ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER IS HEREBY WAIVED BY EACH OF THE PARTIES HERETO. The provisions of this paragraph shall remain in full force and effect regardless of whether any definitive documentation for the Credit Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking hereunder.

THIS COMMITMENT LETTER REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SPECIFIC MATTERS HEREOF, SETS FORTH THE ENTIRE UNDERSTANDING OF THE PARTIES HERETO, SUPERSEDES ANY PRIOR AGREEMENTS AMONG THE PARTIES HERETO WITH RESPECT TO THE CREDIT FACILITIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of page intentionally left Blank]

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, on or before the close of business on November 8, 2023, whereupon this Commitment Letter shall become a binding agreement between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this matter.

[Signatures on Next Page]

Very truly yours,

Highbridge Tactical Credit Master Fund, L.P.

By: Highbridge Capital Management, LLC as Trading Manager and not in its individual capacity

By: /s/ Steve Ardovini

Name: Steve Ardovini

Title: Managing Director

Head of Operations
HIGHBRIDGE CAPITAL MANAGEMENT, LLC

Highbridge Tactical Credit Institutional Fund, Ltd.

By: Highbridge Capital Management, LLC as Trading Manager and not in its individual capacity

By: /s/ Steve Ardovini

Name: Steve Ardovini

Title: Managing Director

Head of Operations
HIGHBRIDGE CAPITAL MANAGEMENT, LLC

[Signature Page to the Commitment Letter]

CONTEXT PARTNERS MASTER FUND, L.P.

By: /s/ Charles E. Carnegie

Name: Charles E. Carnegie

Title: Managing Member

Context Capital Management, LLC

General Parter

Riverview Group LLC

By: [Removed]

By: [Removed]

By: /s/ [Removed]

Name: [Removed]

Title: [Removed]

TENOR OPPORTUNITY MASTER FUND LTD.

By: /s/ Daniel Kochav

Name: Daniel Kochav

Title: Director

[Signature Page to the Commitment Letter]

WHITEBOX RELATIVE VALUE PARTNERS, LP

By: Whitebox Advisors LLC its Investment
Manager

By: /s/ Andrew Thau

Name: Andrew Thau

Title: Senior Legal Analyst

WHITEBOX GT FUND, LP

By: Whitebox Advisors LLC its Investment
Manager

By: /s/ Andrew Thau

Name: Andrew Thau

Title: Senior Legal Analyst

WHITEBOX MULTI-STRATEGY PARTNERS, LP

By: Whitebox Advisors LLC its Investment
Manager

By: /s/ Andrew Thau

Name: Andrew Thau

Title: Senior Legal Analyst

PANDORA SELECT PARTNERS, LP

By: Whitebox Advisors LLC its Investment
Manager

By: /s/ Andrew Thau

Name: Andrew Thau

Title: Senior Legal Analyst

[Signature Page to the Commitment Letter]

Blackwell Partners, LLC_Series B

By: Silverback Asset Management, LLC

Its Trading Manager

By: /s/ Laura Kleber

Name: Laura Kleber

Title: CCO

Silverback Opportunistic Credit Master
Fund Limited

By: Silverback Asset Management, LLC

Its Trading Manager

By: /s/ Laura Kleber

Name: Laura Kleber

Title: CCO

[Signature Page to the Commitment Letter]

Silverback Convertible Master Fund Limited

By: Silverback Asset Management, LLC

Its Trading Manager

By: /s/ Laura Kleber

Name: Laura Kleber

Title: CCO

kaSAD 2, LP

By: Silverback Asset Management, LLC

Its Trading Manager

By: /s/ Laura Kleber

Name: Laura Kleber

Title: CCO

[Signature Page to the Commitment Letter]

ACCEPTED AS OF THE DATE ABOVE:

VERITONE, INC.

By: /s/ Ryan Steelberg

Name: Ryan Steelberg

Title: Chief Executive Officer

[Signature Page to the Commitment Letter]

Annex A

In the event that the Commitment Parties, or any of their respective affiliates, officers, partners, directors or equivalents, agents, employees and controlling persons or any Eligible Assignee, as the case may be, (each of the foregoing, an “Indemnified Person”), becomes involved in any capacity in any action, proceeding or investigation brought by or against any person or entity, including any of your affiliates, shareholders, partners, members, or other equity holders, in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter (a “Proceeding”), you agree to (i) reimburse such Indemnified Person for its reasonable and documented legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith and (ii) indemnify and hold each Indemnified Person harmless against any and all losses, claims, damages, penalties, expenses or liabilities to any person or entity arising in connection with or as a result of any Proceeding, whether brought by you, your affiliates or any third party and without regard to the exclusive or contributory negligence of any Indemnified Person, in each case, except to the extent that such have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person in performing the services that are the subject of this Commitment Letter or material breach by any Indemnified Person of the terms of this Commitment Letter. Your reimbursement, indemnity and contribution obligations under this paragraph shall be in addition to any liability that you may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of you, any Indemnified Person, any such affiliate and any such person. You also agree that neither any Indemnified Person nor any of its affiliates, partners, directors, agents, employees or controlling persons shall have any liability based on its or their exclusive or contributory negligence or otherwise to you or any person or entity asserting claims on behalf of or in right of you or any other person or entity in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter, except to the extent that any losses, claims, damages, penalties, liabilities or expenses incurred by you have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the bad faith, gross negligence or willful misconduct of such Indemnified Person in performing the services that are the subject of this Commitment Letter or material breach by any Indemnified Person of the terms of this Agreement; provided, however, that in no event shall such Indemnified Person or such other parties have any liability for any indirect, consequential or punitive damages in connection with or as a result of such Indemnified Person’s or such other parties’ activities related to this Commitment Letter. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter is hereby waived by the parties hereto. You agree that any suit or proceeding arising in respect to this arrangement or any matter referred to in this Commitment Letter will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City of New York and you agree to submit to the jurisdiction of, and to venue in, such courts. The provisions of this Annex A shall survive any termination or completion of the arrangement provided by this Commitment Letter, and this Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

Annex B

Term Sheet

(attached)

TERM SHEET

DATED NOVEMBER 7, 2023

CONFIDENTIAL

SENIOR SECURED CREDIT FACILITY

Borrower: Veritone, Inc., a Delaware corporation (the “Company”).

Guarantors: Each of the direct and indirect material subsidiaries of the Company (collectively, the “Guarantors” and together with the Company, the “Credit Parties”).

Administrative Agent: A third party selected by the Commitment Parties (in such capacity, “Agent”).

Lenders: Highbridge TCF, Highbridge ERSA, Context Partners Master Fund, L.P., Whitebox Relative Value Partners, LP, Whitebox GT Fund, LP, Whitebox Multi-Strategy Partners, LP, Pandora Select Partners, LP, Riverview Group LLC, Tenor Opportunity Master Fund Ltd., Silverback Convertible Master Fund Limited, Blackwell Partners LLC_Series B, KASAD 2, L.P. and Silverback Opportunistic Credit Master Fund Limited (each, a “Lender” and, collectively, the “Lenders”).

Credit Facility: $77,500,000 senior secured term loan facility (the “Term Loan Facility”) and such amount, the “Total Facility Amount”.

Uses of Proceeds: Amounts funded under the Credit Facility on the Initial Funding Date shall be used (i) to repurchase an aggregate $50,000,000 principal amount of existing convertible senior notes of the Company issued pursuant to that certain Indenture, dated as of November 19, 2021, by and among the Company and U.S Bank National Association, as Trustee (the “2026 Convertible Senior Notes”) as more fully described on Annex C to the Commitment Letter, (ii) for general corporate purposes, and (iii) to pay fees and out-of-pocket expenses in connection with the Credit Facility. The repurchase of the 2026 Convertible Senior Notes will be documented through a customary note purchase agreement.

Initial Funding Date: The date on which the conditions set forth herein are satisfied (or waived by the Commitment Parties in writing) and the initial funding under the Credit Facility shall take place.

Maturity Date: The date that is 4 years after the Initial Funding Date (the “Maturity Date”).

Interest Rates: All rates shall be calculated on a 360-day basis:

Current/Cash-Pay Rate: A floating rate of Term SOFR + 8.50%, with a 3.00% floor for Term SOFR, payable up to quarterly for Term SOFR borrowings.

Default Rate: 3.00% in addition to the Current/Cash-Pay Rate payable on demand.

Availability: The full amount of the Term Loan Facility must be drawn in a single drawing on the Initial Funding Date. Amounts repaid under the Term Loan Facility may not be reborrowed.

Amortization: The loans under the Term Loan Facility (the “Term Loans”) shall be repayable in equal consecutive quarterly installments on March 10, June 10, September 10 and December 10 of each year in an annual amount equal to 10% of the principal amount of the Term Loans (commencing on June 10, 2024), with the final balance of the Term Loans payable on the Maturity Date.

Subject to the conditions and limitations below, the Company may make any amortization payment in shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), by delivering notice to the Lenders of the Company’s intent to make such amortization payment in shares of Common Stock no less than 17 trading days prior to the appliable amortization payment date.

The number of shares of Common Stock issuable in respect of each amortization payment shall be determined over the fifteen (15) consecutive trading day period starting on the ending on the trading day immediately preceding the applicable amortization payment date (such period, the “Amortization Averaging Period”). On each trading day during the Amortization Averaging Period (each, an “Amortization Averaging Day”), one fifteenth (1/15th) of the aggregate principal amount subject to such amortization payment will be equitized into shares of Common Stock at a price per share equal to 95% of the volume weighted average price of the Common Stock on such trading day (such price per share, the “Amortization Equitization Price”). If the Amortization Equitization Price on any Amortization Averaging Day is less than the sum of (i) $0.0125 and (ii) the “Minimum Price”, as computed pursuant to Nasdaq Rule 5635(d), as of the date when the Commitment Letter is executed (the “Minimum Price”), the aggregate principal amount to be equitized on such day shall instead be paid in cash. Settlement of any shares of Common Stock issuable with respect to any Amortization Averaging Day shall occur within one standard settlement cycle following the fifth, tenth and fifteenth trading day of such Amortization Averaging Period (or immediately following any termination of the Amortization Averaging Period for any reason), assuming such day is treated as the trade date for such settlement.

The Company’s ability to make any amortization payment in shares of Common Stock is subject to the following conditions and limitations:

•
The Equity Payment Conditions described below are satisfied throughout the entirety of the Amortization Averaging Period. In the event that any of the Equity Payment Conditions are not satisfied at any point during an Amortization Averaging Period, the Amortization Averaging Period shall immediately terminate, with the date of such failure constituting part of the Amortization Averaging Period only if such failure of the Equity Payment Conditions occurs after the end of trading on such day, and the Company shall pay all remaining, un-equitized principal amounts subject to such amortization payment in cash.
•
The Company may not exercise its option to make any amortization payment in shares of Common Stock if the applicable Amortization Averaging Period would overlap with any Equitization Averaging Period (as defined below) resulting from an Optional Equitization (as defined below).

Mandatory Prepayments: Following the Initial Funding Date, the Borrower and each of its subsidiaries shall be required to make the following mandatory prepayments (subject to certain exceptions and materiality thresholds to be negotiated in the definitive Credit Documents (as defined below)):

(i)
Asset Sales: Prepayments in the amount equal to sixty percent (60%) net after-tax cash proceeds of the sale or other disposition of any property or assets of any Credit Party or its respective subsidiaries in excess of $10,000,000 in the aggregate during the term of the Credit Facility, other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business.
(ii)
Insurance Proceeds: Prepayments in the amount of all of the net cash proceeds of condemnation/insurance on account of any loss or taking of any property or assets of any Credit Party or its respective subsidiaries, other than net cash proceeds that are reinvested in other assets useful in the business of the Credit Parties within a time period to be negotiated in the Credit Documents.
(iii)
Incurrence of Indebtedness: Prepayments in an amount equal to all of the net cash proceeds received from the incurrence of indebtedness by any Credit Party or its respective subsidiaries (other than indebtedness expressly permitted pursuant to the Credit Documents).

(iv)
Convertible Senior Notes Trigger. Prepayment in an amount equal to all of the outstanding Term Loans as at such date if $30,000,000 or more of aggregate principal amount of 2026 Convertible Senior Notes are outstanding on August 14, 2026.
(v)
Equitization. Prepayments in the amounts and manner, and at the times, set forth under “Optional Equitization” below.

Voluntary Prepayments: The Company may prepay the Term Loans, in whole or in part, in cash subject to payment of any applicable Prepayment Premium as described below.

Prepayment Premium: Voluntary prepayments of the Term Loan Facility in cash shall be subject to the premium set forth in the chart below (the “Prepayment Premium”):

Months	Prepayment Premium
0-12	Make Whole Premium
13-24	14.00%
25-36	7.00%
Thereafter	0%

“Make-Whole Premium” means, with respect to any prepayment on any date, the present value (which shall not be less than zero) of an amount equal to: (a) 14.00% of the aggregate principal amount of the Term Loan subject to such prepayment, replacement or acceleration (as applicable); plus (b) any required remaining scheduled interest that would have accrued on such Term Loan from such date of prepayment, replacement or acceleration (as applicable) to and excluding the first anniversary of the Initial Funding Date, calculated using the then-applicable Current/Cash Pay Rate (but excluding the Default Rate, if applicable), discounted at a rate equal to the sum of (i) the treasury rate for a security maturing on the 12 month anniversary of the Initial Funding Date plus (ii) 50 basis points.

Mandatory prepayments of the Term Loan Facility in cash shall be subject to a premium equal to the lesser of (x) 10.00% and (y) the Prepayment Premium that would be applicable to a voluntary prepayment of the Term Loan Facility on such date.

Optional Equitization: The Company may, in the Company’s sole discretion, prepay the Term Loans up to the aggregate principal amounts set forth below, together with the payment of a 13.00% prepayment premium on such amounts (the “Equitization Premium”), in shares of Common Stock (each, a “Optional Equitization”) if the closing price per share of the Common Stock on the Nasdaq Stock Market (“Nasdaq”) exceeds the applicable Threshold Price set forth below for any 20 trading days, whether or not consecutive, during any 30 consecutive trading day period occurring entirely after the Initial Funding Date (the “Threshold Price Condition”):

Aggregate Principal Amount	Threshold Price
$7,500,000	$3.91
$10,000,000	$4.50
$20,000,000	$5.50

To exercise any Optional Equitization, the Company shall provide written notice to the Lenders of the occurrence of any Optional Equitization and the aggregate principal amount to be prepaid pursuant to such event no more than two trading days after the applicable Threshold Price Condition has been satisfied.

The number of shares of Common Stock issuable in each Optional Equitization shall be determined over the fifteen (15) consecutive trading day period starting on the second trading day after notice of the Optional Equitization is delivered to the Lenders (as it may be extended, the “Equitization Averaging Period”), which period shall be subject to extension as described below. On each trading day during the Equitization Averaging Period (each, an “Equitization Averaging Day”), one fifteenth (1/15th) of the aggregate principal amount subject to such Optional Equitization (plus the Equitization Premium) will be equitized into shares of Common Stock at a price per share equal to 95% of the volume weighted average price of the Common Stock on such trading day (such price per share, the “Equitization Price”). If the Equitization Price on any Equitization Averaging Day is less than 75% of the applicable Threshold Price, such trading day shall no longer constitute an Equitization Averaging Day and (i) the Equitization Averaging Period shall be extended to the next trading day immediately following the end of the Equitization Averaging Period prior to such extension, provided that the Equitization Averaging Period shall be extended by no more than ten (10) trading days in the aggregate, and (ii) if the Equitization Averaging Period has already been extended by ten (10) trading days in the aggregate pursuant to clause (i), then the Equitization Averaging Period shall end and any remaining aggregate principal amount shall remain outstanding. Settlement of any shares of Common Stock issuable with respect to any equitization occurring on any Equitization Averaging Day shall occur within one standard settlement cycle, assuming such Equitization Averaging Day is treated as the trade date for such settlement.

Each Optional Equitization is subject to the following conditions and limitations:

•
The Optional Equitization at each Threshold Price shall not be exercised for more than the applicable aggregate principal amount listed above.
•
The Optional Equitization with regard to only one Threshold Price Condition may be triggered at any time.
•
If the Threshold Price Conditions with regard to multiple Threshold Prices have been satisfied based on the trading price of the Common Stock, the Optional Equitization with respect to the lowest such Threshold Price shall occur before the Optional Equitization with regard to any other Threshold Price.
•
The Equity Payment Conditions described below are satisfied throughout the entirety of the Equitization Averaging Period. In the event that any of the Equity Payment Conditions are not satisfied at any point during any Equitization Averaging Period, the Equitization Averaging Period shall immediately terminate, with the date of such failure constituting part of the Equitization Averaging Period only if such failure of the Equity Payment Conditions occurs after the end of trading on such day, and the Company shall pay all remaining, un-equitized principal amounts subject to such Optional Equitization (together with all applicable Equitization Premiums) in cash and the Optional Equitization with regard to the applicable Threshold Price shall be deemed to be completed with regard to the applicable aggregate principal amount paid in shares of Common Stock or cash.
•
The Company may not exercise an Optional Equitization if the applicable Equitization Averaging Period would overlap with any Amortization Averaging Period.

Equity Payment Conditions: The Equity Payment Conditions will include the following:

•
No default or event of default shall have occurred and remain ongoing.
•
One or more registration statements registering the resale of all shares of Common Stock issuable pursuant to the terms of the Credit Facility (without regard to any limitation on issuance) shall be effective, with a current prospectus covering such resales available for use.
•
No failure by the Company to file current public information (as contemplated by Rule 144) shall have occurred and be continuing.
•
The Common Stock remains listed, and the shares of Common Stock to be issued have been approved for listing, on Nasdaq.

•
Trading in shares of Common Stock has not been suspended on Nasdaq, nor has any such suspension or any delisting of the common stock by threatened in writing by Nasdaq or any action been taken by the Company for the voluntary delisting or deregistration of the Common Stock.
•
The Company shall have timely delivered all shares of Common Stock required to be delivered upon any exercise of the Warrants (as defined below), and, following any applicable payment in shares of Common Stock, the Company shall have sufficient shares of Common Stock authorized and reserved to allow for the settlement of any exercise of the Warrants.
•
No public announcement of any pending, proposed or intended change of control shall have occurred that has not been abandoned, terminated or consummated.
•
The shares of Common Stock to be issued have been duly authorized and are validly issued, fully paid and non-assessable.
•
The shares of Common Stock can be issued to each Lender in compliance with beneficial ownership limitations to be specified in the Credit Facility (to be no less than 4.9%, and initially set at, 9.9%).
•
Delivery of the Common Stock occurs through DTC into the existing CUSIP for the Common Stock with no DTC chill or halt in effect.
•
No dispute shall exist between the Company, the Lenders, Nasdaq and FINRA regarding any of the terms of the payment in shares of Common Stock.
•
The Company is not (and has not provided information to the Lender that would put the Lender) in possession of any material, non-public information regarding the Company or the Common Stock (i) at the time any election to make a payment in shares of Common Stock or (ii) at any time during the applicable measurement period.

Documentation Principles: The definitive documentation for the Credit Facility (the “Credit Documents”) will contain those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default set forth in, and will otherwise be consistent with, this Term Sheet and will be based on a precedent credit agreement to be mutually agreed among the Company and Highbridge; provided that the Credit Documents shall give due regard to (i) the location of the business of the Credit Parties and their subsidiaries and their respective jurisdictions of organization (including as to representations, warranties, covenants and events of default that are customary and specific to the regulatory regimes of such jurisdictions) and (ii) the operational and strategic requirements of the Credit Parties and their respective subsidiaries in light of their consolidated capital structure, size, industry and practices.

Collateral: All obligations of the Company and Guarantors under the Credit Documents shall be secured by a first-priority (subject only to customary permitted liens) perfected lien on and security interest in all now owned and hereafter acquired tangible and intangible assets of the Company and the Guarantors, including all equity interests owned by the Company or any Guarantor and all cash and cash equivalents held by the Credit Parties (the “Collateral”).

Financial Covenant: The Company shall at all times maintain minimum Liquidity of $15,000,000. “Liquidity” shall be defined as unrestricted cash and cash equivalents (as determined under U.S. GAAP) of the Credit Parties that is deposited in accounts subject to control agreements granting “control” over such accounts to the Agent (or a substantially similar arrangement in the applicable jurisdiction).

Affirmative Covenants: Customary and appropriate for transactions of this type (to be applicable to Borrower and its subsidiaries and subject to exceptions and materiality thresholds to be agreed in the definitive documents), and limited to delivery of monthly, quarterly, and annual financial statements and other information, delivery of notices of events of default and other material events, maintenance of existence, payment of taxes and claims, maintenance of properties and insurance, books and records, inspections, lender meetings, environmental, further assurances, compliance with laws, delivery of other information reasonably required by the Agent or a Lender, compliance with and policies regarding sanctions, anti-terrorism, anti-money laundering (“AML”), anti-bribery and corruption (“ABC”), foreign corrupt practices act (“FCPA”), and data privacy.

Negative Covenants: Customary and appropriate for transactions of this type (to be applicable to Borrower and its subsidiaries and subject to exceptions and materiality thresholds to be agreed in the definitive documents), and limited to limitations on use of proceeds, indebtedness, liens, guarantees, negative pledges, restricted payments and voluntary redemptions or prepayments of subordinated, junior lien and other Junior Debt, investments, fundamental changes, disposition of assets, acquisitions, sale-leasebacks, transactions with affiliates, conduct of business, changes to material contracts and organizational documents, fiscal year, accounting policies, and deposit accounts, in each case, with customary exceptions to be agreed in the Credit Documents; provided, that (x) the indebtedness covenant shall not permit material debt other than (1) the Credit Facility and (2) unsecured indebtedness or indebtedness secured on a junior lien basis to the Term Loan Facility not to exceed an amount to be agreed (the “Junior Debt”), which shall be used to repurchase convertible senior notes under the 2026 Convertible Senior Note Facility and shall be subject to the following terms and conditions: (i) such Junior Debt shall not mature until the date that 91 days outside the latest Maturity Date of the Term Loan Facility and shall not have a shorter weighted average life to maturity than the Term Loan Facility; (ii) no Junior Debt shall be secured by any lien on any property or asset other than the Collateral or be guaranteed by any person other than the Guarantors; (iii) no Junior Debt shall require any mandatory prepayment or amortization; and (iv) lien subordination of any such Junior Debt shall be subject to a intercreditor agreement reasonably satisfactory to Highbridge, (v) the restricted payment covenant will only permit tax distributions, payment of administrative expenses of the Company and other distributions in the ordinary course of business and (vi) the covenants shall contain customary and appropriate restrictions on investments in and transfer to subsidiaries of the Borrower which are not Guarantors.

Representations and

Warranties: Customary and appropriate for transactions of this type (to be applicable to Borrower and its subsidiaries), and limited to: organizational status and good standing; power and authority, qualification, execution, delivery, binding effect and enforceability of the Credit Documents; with respect to the Credit Documents, no violation of, or conflict with, law, organizational documents or agreements; compliance with law (including PATRIOT ACT, anti-money laundering laws, FCPA and OFAC); litigation; margin regulations; material governmental approvals; Investment Company Act; accurate and complete disclosure; accuracy of financial statements; no Material Adverse Effect; no event of default; taxes; ERISA; subsidiaries; intellectual property; environmental laws; labor matters; use of proceeds; ownership of properties; creation and perfection of liens and other security interests; and consolidated solvency of the Company and its subsidiaries on the Initial Funding Date; subject, in the case of each of the foregoing representations and warranties, to customary qualifications and limitations for materiality to be provided in the Credit Documents consistent with the Documentation Principles.

“Material Adverse Effect” means, with respect to the Credit Parties, (a) a material adverse change in, or a material adverse effect on, the operations, business, properties or financial condition of such Persons, taken as a whole, (b) a material impairment of the ability of such persons, taken as a whole, to perform their respective payment obligations under the Credit Documents, (c) a material impairment of the rights and remedies of the Agent or any Lender under the Credit Documents, or (d) a material impairment of the legality, validity, binding effect or enforceability against any Credit Party of any material Credit Document to which it is a party).

Events of Default: Customary and appropriate for transactions of this type (subject to exceptions, grace periods and materiality thresholds to be agreed in the definitive documents), and limited to payment default, cross-default to other indebtedness, breach of covenants, breach of representations, bankruptcy/insolvency defaults, judgment default, employee benefit plans, change of control, invalidity of guarantees, impairment of security in the Collateral, and delisting of Common Stock.

Other Conditions and

Requirements: The availability of the Credit Facility set forth in this Commitment Letter shall be subject solely to the satisfaction of the following conditions:

•
Definitive loan documentation governing the Credit Facility (collectively, the “Credit Documents”) reasonably satisfactory to Highbridge, to the extent applicable, satisfactory legal opinions, customary closing certificates, a customary solvency certificate, corporate records, documents from public officials, officers’ certificates and third-party consents (if any) shall have been delivered;
•
Subject to the Certain Funds Provision, all documents and instruments required to create and perfect the Agent’s security interest in the Collateral shall have been executed and delivered to the Agent (including customary lien searches in each relevant jurisdiction) and, if applicable, be in proper form for filing;
•
Since the date of this Commitment Letter, no fact, circumstance, occurrence, change or event has occurred that constitutes, or would reasonably be expected to have, individually or in the aggregate, a material adverse change in, or a material adverse effect on, the operations, business, properties or financial condition of such Persons, taken as a whole;
•
Each Specified Representation shall be true and correct in all material respects (or in all respects in the case of any such representation or warranty qualified by materiality or “material adverse effect”) (“Specified Representations” means the representations and warranties to be included in the Credit Documents relating to organizational power and authority of the Borrower and Guarantors as to execution, delivery and performance of the Credit Documents; due organization of the Borrower and the Guarantors; the due authorization, execution, and delivery of the Credit Documents by the Borrower and Guarantors; validity and enforceability of the applicable Credit Documents against the Borrower and Guarantors; no conflicts of the Credit Documents (limited to the execution and delivery of the Credit Documents by the Borrower and Guarantors, incurrence of the indebtedness thereunder and the granting of the guarantees and the security interests in respect thereof) with charter documents of the Borrower and Guarantors; the solvency of the Borrower and its subsidiaries on a consolidated basis on the Initial Funding Date after giving effect to the transactions contemplated hereunder; Federal Reserve margin regulations; Investment Company Act; use of proceeds of the Credit Facility on the Initial Funding Date not violating the PATRIOT Act, OFAC or FCPA; and creation, validity and perfection of security interests (subject to the Certain Funds Provision);
•
The Agent shall have received, so long as requested in writing at least ten business days prior to the Initial Funding Date, at least three days prior to the Initial Funding Date, (a) all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and (b) a certification regarding beneficial ownership required by 31 C.F.R. § 1010.230;Payment of all fees and expenses required to be paid on the Initial Funding Date pursuant to the Commitment Letter and Fee Letter shall have been paid out of the proceeds of amounts funded under the Credit Facilities, with respect to expenses to the extent invoiced at least three (3) days prior to the Initial Funding Date;
•
Immediately prior to giving effect to the borrowings under the Credit Facility on the Initial Funding Date and the use of proceeds thereof, the sum of the Company’s unrestricted cash and cash equivalents on hand (as determined under GAAP) shall be at least $55 million.

Warrants: On the Initial Funding Date, the Lenders shall earn and be granted, pro rata based on their funded amounts, warrants (the “Warrants”) to purchase an aggregate number of shares of Common Stock equal to (i) $7,750,000 divided by (ii) the Minimum Price as of the date of this Commitment Letter. The Warrants will be exercisable for a period of five years following the Initial Funding Date at a price per share of Common Stock equal to the Minimum Price as of the date of this Commitment Letter. The Warrants will be detachable, immediately exercisable by cashless exercise (not for cash) and freely transferable, subject to compliance with applicable law, and will be in a form satisfactory to the Lenders.

The Warrants will also contain the following rights (all in a form satisfactory to the Lenders):

•
Settlement of any exercise within the then applicable standard settlement cycle, with “buy-in”, liquidated damages and exercise revocations provisions for failures to deliver within the standard settlement cycle.
•
Customary anti-dilution adjustments, including full protection against future dividends (with no permitted dividend amount).
•
Change in control protection (other than for a change in control for which the consideration consists solely of public equity securities) based on the Black-Scholes valuation of the Warrants at the greater of the 30-day realized volatility or 100% assumed volatility.
•
Beneficial ownership blocker provisions shall be no less than 4.9%, and initially fixed at, 9.9% ownership.

Registration Rights: On the Initial Funding Date, the Company and the Lenders will enter into a registration rights agreement in a form satisfactory to the Lenders pursuant to which the Company will provide the Lenders with resale shelf registration rights with regard to any shares of Common Stock issuable pursuant to the Credit Facility and the Warrants. The initial shelf registration statement registering the resale of such shares of Common Stock shall be filed by the Company within 30 days following the Initial Funding Date.

Choice of Law: State of New York.

[Remainder of Page Intentionally Blank]

Annex C

Commitments under the Credit Facility

[Redacted pursuant to Item 601(a)(5) of Regulation S-K]

Bond Repurchase Schedule

[Redacted pursuant to Item 601(a)(5) of Regulation S-K]